PROSPECTUS                 Pricing Supplement No.'s  3478,  3479,
                           3480, 3481, 3482, 3483  and 3484
Dated April 28, 1999       Dated October 28, 1999
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated May 3, 1999          No. 333-59707 and 333-76479

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    October 28, 1999

Settlement Date (Original Issue Date):       November 2, 1999

Maturity Date: November 3, 2003

Principal Amount (in Specified Currency):   USD525,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.30%

Net Proceeds to Issuer:       USD523,425,000

Interest Rate Per Annum:  6.81%

Interest Payment Date(s):

 X     March  15  and September 15 of each year  commencing
       March 15, 2000 (with respect to the period from and including November 2, 1999 to but excluding March 15,
       2000) and on the Maturity Date (with respect to the period from and including September 15, 2003 to but excluding November 3, 2003).

 ___  Other:

Form of Notes:

  X  DTC registered        ___ non-DTC registered



CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.'s  3478,  3479,
                           3480, 3481, 3482, 3483 and 3484
                           Dated October 28, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707 and 333-76479


Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.'s  3478,  3479,
                           3480, 3481, 3482, 3483 and 3484
                           Dated October 28, 1999
                           Rule 424(b)(3)-Registration Statement
                           No. 333-59707 and 333-76479
Additional Information:

   General.

  At September 25, 1999, the Company had outstanding indebtedness totalling $177.082 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 25, 1999 excluding subordinated notes payable after one year was equal to $176.385 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

               Year Ended December 31,        Nine Months Ended
           1994   1995  1996  1997  1998      September 25, 1999
           1.63   1.51  1.53  1.48  1.50        1.62

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The Notes are being purchased by the underwriters listed below (the "Underwriters"), individually as principal, at 100.00% of the aggregate principal amount listed below less an underwriting discount equal to 0.30% of the principal amount of the Notes.

  Chase Securities Inc.                        USD  75,000,000
  Deutsche Bank Securities Inc.                USD  75,000,000
  Goldman, Sachs & Co.                         USD  75,000,000
  J.P.    Morgan   Securities   Inc.           USD  75,000,000
  Lehman Brothers Inc.                         USD  75,000,000
  Merrill    Lynch,   Pierce,
    Fenner   &   Smith   Incorporated          USD  75,000,000
  Warburg Dillon Read LLC                      USD  75,000,000

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.